UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2009

ZHAOHENG HYDROPOWER COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-52786	41-1484782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

F/19, Unit A, JinFengCheng Building
5015 East Shennan Road, Shenzhen PRC 518025

 (Address of principal executive offices and Zip Code)

(011-86) 755-8207-0966

 (Registrant’s telephone number, including area code)

Not applicable.

 (Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

This current report responds to the following items on Form 8-K:

Item 1.01     Entry into a Material Definitive Agreement

Item 9.01     Financial Statements and Exhibits

As used in this current report and unless otherwise indicated, the terms “our” and the “Company” refer to Zhaoheng Hydropower Company.  Reference to “China” means the “People’s Republic of China”. References to “MW” and “KWH” mean “megawatt” and “kilowatt hour,” respectively.

Item 1.01          Entry into a Material Definitive Agreement

General

On January 12, 2009, our subsidiary Shenzhen Zhaoheng Hydropower Co., Ltd. (“Shenzhen”) entered into Equity Transfer Agreements (each, a “Transfer Agreement” and collectively, the “Transfer Agreements”) with each of Hubei Minyuan Power Industrial Development Co., Ltd. (“Hubei”) and Shiyan Juhong Power Development Co., Ltd. (“Shiyan”), pursuant to which Shenzhen agreed to acquire 53% and 32% of the equity of Hubei Hongping Power Generation Co., Ltd. (“Hongping”) from Hubei and Shiyan, respectively.  Hongping owns Qiujiabang Hydropower Station, Shunshuiping Hydropower Station and Huangjiawang Hydropower Station, which are  located in Zhushan County of Hubei Province in China.

The Transfer Agreement

The following are summaries of the material terms of each Transfer Agreement, copies of which are annexed hereto as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K.

Transfer Agreement with Hubei

This Transfer Agreement was entered into by and between Hubei and Shenzhen (the “Hubei Transfer Agreement”).

Pursuant to the Hubei Transfer Agreement, Shenzhen has agreed to pay a total consideration of RMB14,341,800 to Hubei in exchange for a 53% equity interest in Hongping.  Shenzhen has further agreed to pay an initial RMB14,000,000 to Hubei within five days of registering the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer.  Of the remaining balance of RMB341,800, 80% will be paid within one month of registering the change in equity ownership with the Administration for Industry and Commerce, while the other 20% will be paid within five days after Hongping has paid all outstanding taxes to the tax authorities.

In addition, in connection with the equity transfer, Shenzhen purchased a shareholder loan extended by Hubei to Hongping (the “Hubei Loan”) in the amount of RMB28,125,500 at face price.  Pursuant to the Hubei Transfer Agreement, Shenzhen has agreed to pay RMB6,000,000 to Hubei within five days of  registering the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer. Of the remaining balance of RMB22,125,500, 80% will be repaid within one month of registering the change in equity ownership with the Administration for Industry and Commerce, while the other 20% will be repaid within five days after Hongping has paid all outstanding taxes to the tax authorities.  In the event that Shenzhen fails to repay the Hubei Loan in accordance with the Hubei Transfer Agreement, the Hubei Loan shall accrue interest at a rate of 0.5% per day on the outstanding balance. Further, in the event that the Hubei Loan is not repaid within 60 days of the registration of change in equity ownership with the Administration for Industry and Commerce, the Hubei Transfer Agreement will be cancelled.

Transfer Agreement with Shiyan

This Transfer Agreement was entered into by and between Shiyan and Shenzhen (the “Shiyan Transfer Agreement”).

Pursuant to the Shiyan Transfer Agreement, Shenzhen agreed to pay a total consideration of RMB8,659,200 to Shiyan in exchange for a 32% equity interest in Hongping.  Shenzhen has further agreed to pay an initial RMB8,000,000 to Shiyan within five days of registering the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer.  Shenzhen has agreed to pay the remaining balance of RMB659,200 within one month of registering the change in equity ownership with the Administration for Industry and Commerce.

In addition, in connection with the equity transfer, Shenzhen purchased a shareholder loan extended by Shiyan to Hongping (the “Shiyan Loan”) in the amount of RMB16,312,200 at face price.  Pursuant to the Shiyan Transfer Agreement, Shenzhen has agreed to pay the Shiyan Loan within one month of registering the change in equity ownership with the Administration for Industry and Commerce as a result of the equity transfer. In the event that Shenzhen fails to repay the Shiyan Loan in accordance with the Shiyan Transfer Agreement, the Shiyan Loan shall accrue interest at a rate of 0.5% per day on the outstanding balance. Further, in the event that the Hubei Loan is not repaid within 60 days of the registration of change in equity ownership with the Administration for Industry and Commerce, the Shiyan Transfer Agreement will be cancelled.

About Hubei Hongping Power Generation Co., Ltd.

Hongping owns Qiujiabang Hydropower Station, Shunshuiping Hydropower Station and Huangjiawang Hydropower Station.  The stations are located in Zhushan County of Hubei Province in China.  Specifications for Qiujiabang Hydropower Station consist of three units, installed capacity of 10,200 KW and a designed annual output capacity of 53.98 million KWH.  Specifications for Shunshuiping Hydropower Station consist of two units, installed capacity of 2,500 KW and a designed annual output capacity of 12.50 million KWH. Specifications for Huangjiawang Hydropower Station consist of three units, installed capacity of 3,750 KW and a designed annual output capacity of 16.18 million KWH.  The current electricity tariff for each of Qiujiabang Hydropower Station, Shunshuiping Hydropower Station and Huangjiawang Hydropower Station is RMB0.35 per KWH.

Item 9.01          Financial Statements and Exhibits

(d)                      Exhibits

Exhibit No.	Description
10.1	Equity Transfer Agreement of Hubei Hongping Power Generation Co., Ltd. in Hubei Province, dated January 12, 2009, between Hubei and Shenzhen.
10.2	Equity Transfer Agreement of Hubei Hongping Power Generation Co., Ltd. in Hubei Province, dated January 12, 2009, between Shiyan and Shenzhen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZHAOHENG HYDROPOWER COMPANY (Registrant)

Date: January 16, 2009	By:	/s/ Guosheng Xu
Name: Guosheng Xu
Title: Chief Executive Officer